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EXHIBIT 10.24

                              SEPARATION AGREEMENT

         This Separation Agreement (the "AGREEMENT") is entered into effective as of March 26, 2001 by and between IGO CORPORATION, a Delaware corporation (the "COMPANY"), and TOM DE JONG, an individual ("MR. DE JONG").

         WHEREAS, Mr. de Jong has been employed by the Company as an officer;
and

         WHEREAS, Mr. de Jong wishes to submit his resignation and in connection therewith, the Company and Mr. de Jong have mutually agreed to the separation terms set forth herein;

         NOW, THEREFORE, the parties agree as follows:

         1. TERMINATION. The Company and Mr. de Jong acknowledge and agree that Mr. de Jong hereby resigns from his position as an officer of the Company (and any subsidiaries thereof) effective as of March 26, 2001 (the "LEAVE DATE") and from his employment with the Company (and any subsidiaries thereof) effective as of the close of business on January 4, 2002 (the "TERMINATION DATE"). Between the Leave Date and the Termination Date, Mr. de Jong will be on a leave of absence from the Company. Mr. de Jong acknowledges and agrees that following the Leave Date, he has no authority to enter into agreements or make any commitments on the Company's behalf or to conduct any negotiations or discussions as (or hold himself out as) an agent or representative of the Company, and hereby covenants and agrees not to do so.

         2. COMPENSATION. The Company will:

                  (a) continue to pay Mr. de Jong's base salary (as of the Leave
Date) through the Termination Date in accordance with the Company's normal payroll practices and subject to applicable withholdings; and

                  (b) receive from Mr. de Jong an amount equal to $1,457.96, representing the amount of net overpayment of bonuses and commissions to him through the Leave Date. The parties agree that this amount will be offset against the amount payable to Mr. de Jong pursuant to Section 3(b) below and that Mr. de Jong's payment pursuant to Section 3(b) will be net of the offset amount (for a total of $7,932.43, less applicable withholdings). Mr. de Jong will not be entitled to receive any other bonus or commission payments from the Company.

         3. BENEFITS.

                  (a) Mr. de Jong shall have the right to continued employee healthcare insurance benefits through the Termination Date.

                  (b) The Company shall promptly pay Mr. de Jong for accrued but unused vacation time (totaling $9,390.39 based on 122.08 hours of accrued vacation, less the amount offset pursuant to Section 2(b) above and applicable withholdings) through the Leave Date.



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                  (c) The Company will promptly reimburse Mr. de Jong for any properly documented iGo business expenses incurred on or before the Leave Date provided that such documentation has been submitted by Mr. de Jong prior to the execution of this Agreement.

                  (d) Mr. de Jong's existing stock options with the Company will continue to vest through the Termination Date and shall be exercisable (to the extent then vested) through the Termination Date and for the period of time thereafter as may be set forth in the applicable stock option agreements. Mr. de Jong's stock options will not be subject to any repricing or other adjustments that may be conducted by the Company with respect to other stock options on or prior to the Termination Date. The Company believes that Mr. de Jong's stock options will convert from incentive stock options to non-qualified stock options under applicable federal tax laws after three months from the Leave Date; however the parties acknowledge that Mr. de Jong shall be responsible for seeking his own personal legal and tax advice as to the status, timing and exercise of his Company stock options.

                  (e) From and after the Leave Date, other than as set forth in this Agreement, Mr. de Jong will have no further entitlement to any employee benefits from the Company or its subsidiaries.

         4. NO OTHER PAYMENTS DUE. The parties acknowledge and agree that the consideration set forth in Sections 2 and 3 above shall settle all salary, bonus, commission, vacation and other financial obligations due from the Company to Mr. de Jong as of and through the Termination Date.

         5. RELEASE OF CLAIMS. In consideration of the Company's covenants and agreements hereunder, Mr. de Jong, on behalf of himself and his heirs, executors and assigns, hereby fully and forever releases the Company, its subsidiaries and their respective officers, directors, employees, investors, stockholders, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Leave Date including, without limitation:

                  (a) any and all claims relating to or arising from Employee's employment relationship with the Company and/or its subsidiaries and termination of that relationship;

                  (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase or acquisition of equity interests in the Company (except to the extent set forth herein); and

                  (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation.

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         The Company and Mr. de Jong agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. NOTWITHSTANDING THE FOREGOING, THIS RELEASE DOES NOT EXTEND TO ANY OBLIGATIONS INCURRED UNDER, OR BREACHES OF, THIS AGREEMENT THAT MAY ARISE AFTER THE LEAVE DATE. FURTHERMORE, NOTHING HEREIN SHALL OPERATE AS A RELEASE OF ANY OBLIGATION OF THE COMPANY PURSUANT TO THE INDEMNIFICATION AGREEMENT DATED AUGUST 31, 1999 BETWEEN MR. DE JONG AND THE COMPANY (THE "INDEMNIFICATION AGREEMENT").

         Mr. de Jong represents that he not aware of any claim by him other than the claims that are released by or set forth in this Agreement. Notwithstanding the governance of this Agreement by Nevada law, Mr. de Jong and the Company acknowledge that they are familiar with the provisions of California Civil Code
Section 1542, which provides as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. de Jong and the Company, being aware of such code section, agree to waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect, whether of Nevada, California or otherwise.

         6. NON-SOLICITATION. Mr. de Jong agrees that until one year after the Termination Date, he will not directly or indirectly solicit or attempt to solicit any person employed by the Company to terminate or otherwise cease his or his employment with the Company or interfere in any manner with the contractual or employment relationship between the Company and any customer, vendor or employee of the Company.

         7. NONDISCLOSURE OF CONFIDENTIAL AND PROPRIETARY INFORMATION. Mr. de Jong shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the separate Confidentiality and Assignment of Inventions Agreement previously entered into between the Company and Mr. de Jong dated January 4, 2001 (the "EMPLOYEE CONFIDENTIALITY AGREEMENT"), which will survive the termination of Mr. de Jong's employment. Mr. de Jong agrees that he will immediately return to the Company all Company property and confidential and proprietary information in his possession.

         8. BREACH OF THIS AGREEMENT. The Company and Mr. de Jong acknowledge that upon breach of the non-solicitation and confidential and proprietary information provisions contained in Sections 6 and 7 of this Agreement, or the Non-Disparagement provisions set forth in Section 9 of this Agreement, the Company or Mr. de Jong would sustain irreparable harm from such breach, and, therefore, the Company and Mr. de Jong agree that in addition to any other remedies which the Company and Mr. de Jong may have under this Agreement or otherwise, the Company or Mr. de Jong shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining the Company or Mr. de Jong from committing or continuing any such violation of this Agreement.

         9. NON-DISPARAGEMENT. Each party agrees to refrain from any disparagement, defamation or slander of the other (or the other's officers, directors or employees, if applicable), or tortious interference with the contracts and relationships of the other. Nothing in this paragraph shall prohibit either party from responding truthfully to any inquiry from any court, governmental agency or similar authority.

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         10. AMENDMENT OF NON-COMPETITION AGREEMENT. The parties agree that the
Non-Competition Agreement effective as of January 4, 2000, among the Company, a subsidiary of the Company and Mr. de Jong (the "NON-COMPETITION AGREEMENT") shall be hereby amended as follows:

                  (a) Section 1(b)(ii) of the Non-Competition Agreement shall be amended to read in full as follows:

         "The "COMPETING BUSINESS" shall mean any business activity that involves the manufacture, marketing, sale or distribution of cellular telephone or paging products or any accessories or services for cellular telephone or paging products."

                  (b) Section 2 of the Non-Competition Agreement shall be amended to read in full as follows:

         "DURATION. The covenants set forth in Section 1 shall be effective commencing as of the Effective Date and shall continue until January 4, 2002, regardless of any change in the employment status of the Shareholder with CAW or iGo during such period."

                  (c) A new Section 18 shall be added to the Non-Competition Agreement shall read in full as follows:

         18. PRIOR Notification. The Shareholder may, at his option, notify iGo in writing (including by facsimile or electronic mail) in advance of any proposed business activity to be conducted by the Shareholder, specifying the organization with which he proposes to carry on a business activity, and providing information regarding the nature of such activity and the organization's business sufficient to allow iGo to determine if such relationship would conflict with the provisions of
         Section 1 hereof. If iGo fails to inform the Shareholder of such determination (including by facsimile or electronic mail) within 10 calendar days following iGo's receipt of proper notice from the Shareholder, then iGo and CAW shall be deemed to have consented to the activity.

                  (d) The parties' respective contact information set forth in
Section 11 of the Non-Competition Agreement is hereby amended and updated to read as follows:

                  iGo or CAW       iGo Corporation
                                   9393 Gateway Drive
                                   Reno, NV  89511
                                   Attn:  President
                                   Fax:  775/850-9351
                                   Email:  shaff@igo.com


                  with a copy to:  Hale Lane Peek Dennison Howard and Anderson
                                   100 W. Liberty Street, 10th Floor
                                   Reno, NV  89501
                                   Attn:  David A. Garcia, Esq.
                                   Fax:  775/786-6179
                                   Email: dgarcia@halelane.com

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                  The Shareholder  Tom de Jong
                                   2864 Shalecreek Drive
                                   Reno, NV  89511
                                   Fax:
                                   Email:  thomasr.dejong@worldnet.att.net

                  with a copy to:  Ritchey Fisher Whitman & Klein
                                   1717 Embarcadero Road
                                   Palo Alto, CA  94303
                                   Attn: Karen E. Wentzel, Esq.
                                   Fax: 650/857-1288
                                   Email: kwentzel@rfwklaw.com

No other provisions of the Non-Competition Agreement shall be amended hereby and the Non-Competition Agreement, as amended hereby, shall remain in full force and effect following the execution of this Agreement.

         11. REFERENCES. Consistent with its practices with respect to all departed executives, the Company will not provide a letter of recommendation to Mr. de Jong as a matter of policy and at Mr. de Jong's request will indicate as much to any prospective employer of Mr. de Jong.

         12. NO RELIANCE. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party that are not specifically set forth in this Agreement or the exhibits hereto.

         13. COSTS. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement, except that the Company shall pay or reimburse up to $3,000 of Mr. de Jong's properly documented, reasonable legal fees incurred in connection with the negotiation and execution of this Agreement.

         14. SEVERABILITY. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of any of the remaining provisions shall not in any way be affected or impaired thereby, and that provision shall be reformed, construed and enforced to the maximum extent permissible, provided that this Agreement shall not then substantially deprive either party of the initially bargained-for performance of the other party. Any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

         15. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Mr. de Jong concerning Mr. de Jong's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Mr. de Jong's employment relationship with the Company and his compensation by the Company, including his Employment Agreement dated January 4, 2001, except that nothing herein shall supercede the terms of the Indemnification Agreement or the Employee Confidentiality Agreement. In addition, the Agreement and Plan of Reorganization dated January 4, 2000, by and among the Company, a subsidiary of the Company, CAW Products, Inc. and the shareholders thereof (including Mr. de Jong), and the Non-Competition Agreement (as amended hereby) shall survive the execution of this Agreement.

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         16. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Mr. de Jong and the President of the Company.

         17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada.

         18. SUBSIDIARIES. Mr. de Jong agrees that his covenants and agreements contained in Sections 4 through 9 shall apply equally to any subsidiary of the Company as they do to the Company itself.

         19. COUNTERPARTS AND FACSIMILE SIGNATURE(S). This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered originally by facsimile, with an original to follow.

         20. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

                  (a) They have read this Agreement;

                  (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice;

                  (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

                  (d) They are fully aware of the legal and binding effect of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the respective dates set forth below.

iGo CORPORATION                                    TOM de JONG



/s/ Richard G. Shaff                               /s/ Tom de Jong

By: Richard G. Shaff                               By: Tom de Jong

Title: CEO                                         Dated: 4/23/01

Dated: 4/23/01







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